Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-8

(Form Type)

OPTICAL CABLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,200,000	$3.81	$4,572,000	$423.82

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Optical Cable Corporation Inc. (the “Company”) that become issuable under the Optical Cable Corporation 2017 Stock Incentive Plan (the “2017 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s common stock.

(2) Represents shares of common stock, no par value, of the Registrant issuable pursuant to the 2017 Plan.

(3) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.81, the average of the high and low prices of the Company’s common shares as reported on The NASDAQ Global Market on June 7, 2022.